                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Check the appropriate box:

/ /  Preliminary Information Statement          / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14c-5(d)(2))
/X/  Definitive Information Statement

                      Huntington Preferred Capital, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     /X/  No filing fee required.

     / /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Huntington Preferred Capital, Inc.                     Notice of Annual Meeting
                                                          Information Statement
                                                     Annual Report on Form 10-K

--------------------------------------------------------------------------------


Huntington Preferred Capital, Inc.
Huntington Center
41 South High Street
Columbus, Ohio 43287





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Common, Class C Preferred and Class D Preferred Shareholders:

     The 2002 Annual Meeting of Shareholders of Huntington Preferred Capital, Inc. will be held in Conference Room 8A in the Huntington Center, 41 South High Street, Columbus, Ohio, on May 20, 2002, at 5:00 p.m. local Columbus, Ohio time, for the following purposes:

     (1) To elect nine directors to serve until the Annual Meeting of Shareholders to be held in 2003 and until their successors are elected.

     (2) To ratify the appointment of Ernst & Young LLP, independent auditors, to serve as auditors for Huntington Preferred for the year 2002.

     (3) To transact any other business which may properly come before the meeting.

Directors and officers of Huntington Preferred Capital, Inc. and representatives of its independent auditors will be present at the meeting.

     Attached are Huntington Preferred Capital Inc.'s Information Statement and Annual Report on Form 10-K for the year 2001.

By Order of the Board of Directors,

/s/ Elizabeth B. Moore

Elizabeth B. Moore
Secretary
April 24, 2002

                        ---------------------------------

                              INFORMATION STATEMENT

                        ---------------------------------

     This Information Statement is provided to holders of voting stock of Huntington Preferred Capital, Inc. in connection with Huntington Preferred's Annual Meeting of Shareholders to be held on May 20, 2002, and at any adjournment. This Information Statement will be first sent or given to Huntington Preferred's voting shareholders on approximately April 29, 2002. Huntington Preferred's Annual Report on Form 10-K for 2001 is attached and follows this Information Statement.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     Holders of record of common stock, Class C Preferred shares, and Class D Preferred shares of Huntington Preferred at the close of business on April 24, 2002, will be entitled to vote at the Annual Meeting. At that date, Huntington Preferred had 14,000,000 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting. Also on the record date, Huntington Preferred had outstanding and entitled to vote 2,000,000 shares of Class C Preferred Shares and 14,000,000 shares of Class D Preferred Shares. The holders of the Class C and Class D Preferred shares are entitled to 1/10th of one vote per share on all matters submitted at the Annual Meeting.

     The presence in person or by proxy of the holders of a majority in amount of the voting shares Huntington Preferred outstanding and entitled to vote will constitute a quorum at the meeting. Under the law of Ohio, Huntington Preferred's state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers who hold their customers' shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on "routine" matters, which typically include the election of directors and ratification of independent auditors, but not on non-routine matters.

     For the election of directors, the nominees receiving the greatest number of favorable votes cast at a meeting at which a quorum is present shall be elected. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality and thus broker non-votes and abstentions will have no effect. The ratification of the appointment of independent auditors requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. Abstentions will be counted as votes against the matter, and broker non-votes will not be counted as votes cast and thus will have no effect on this matter. As of the date of this Information Statement, management knows of no other business that will come before the meeting.

ELECTION OF DIRECTORS

     Directors are elected annually and serve until the next annual meeting of shareholders and until their successors are elected and qualified. Huntington Preferred's articles of incorporation provide that at all times that any Class C Preferred Shares or Class D Preferred Shares are outstanding, the Board of Directors shall consist of at least nine persons. Under Huntington Preferred's articles of incorporation, three of such directors must be "Independent Directors" who are not current officers or employees of Huntington Preferred or directors, officers, or employees of any direct or indirect subsidiary of Huntington Bancshares Incorporated. Stephen E. Dutton, Roger E. Kephart, and James D. Robbins are Huntington Preferred's Independent Directors.

     The Board of Directors has nominated nine persons for election at the 2002 Annual Meeting of Shareholders. All nine nominees currently serve as directors. The following table sets forth certain information concerning each nominee.


                NAME AND PRINCIPAL OCCUPATION                  AGE         POSITION HELD WITH HUNTINGTON PREFERRED
                -----------------------------                  ---         ---------------------------------------
RICHARD A. CHEAP                                               50       Vice President and Director
         General Counsel & Secretary,
         Huntington Bancshares Incorporated
STEPHEN E. DUTTON                                              52       Director
         Principal, Chief Financial Officer,
         and Chief Operating Officer
         Don M. Casto Organization
R. LARRY HOOVER                                                51       Vice President and Director
         Executive Vice President & Senior Credit
         Administrative Officer,
         Huntington Bancshares Incorporated
EDWARD J. KANE                                                 51       Vice President and Director
         Senior Vice President & Corporate Tax Director,
         Huntington Bancshares Incorporated
ROGER E. KEPHART                                               57       Director
         Partner,
         Kephart & Fisher, L.L.P.
MICHAEL J. MCMENNAMIN                                          56       President and Director
         Vice Chairman & Chief Financial Officer,
         Huntington Bancshares Incorporated
JAMES D. ROBBINS                                               55       Director
         President,
         James D. Robbins and Co.
PAUL V. SEBERT                                                 38       Vice President and Director
         Senior Vice President,
         Huntington Bancshares Incorporated
JOHN D. VAN FLEET                                              46       Vice President, Treasurer, and Director
         Senior Vice President & Corporate Controller,
         Huntington Bancshares Incorporated


     The business experience for at least the last five years of each nominee for director is further described below.

     RICHARD A. CHEAP. Mr. Cheap has served as a Vice President and as a director of Huntington Preferred since April 2001. He also served as Secretary of Huntington Preferred from April 2001 to December 2001. Mr. Cheap has served as General Counsel and Secretary for Huntington Bancshares Incorporated and as Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank since May 1998. Prior to joining Huntington Bancshares and the Bank, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. Mr. Cheap concentrated his law practice in the areas of general business, corporate finance, mergers and acquisitions, and business taxation. While with Porter, Wright, Morris & Arthur LLP, Mr. Cheap represented Huntington Bancshares on a variety of matters, including as lead attorney in negotiating the terms and documentation of most of Huntington Bancshares' bank acquisitions during the preceding nine years.

     STEPHEN E. DUTTON. Mr. Dutton has served as a director of Huntington Preferred since November 2001. Mr. Dutton has served as Chief Financial Officer and Chief Operating Officer and has been a partner of the Don M. Casto Organization, real estate developers based in Columbus, Ohio, since 1995.

     R. LARRY HOOVER. Mr. Hoover has served as a director of Huntington Preferred since June 1997 and as a Vice President since April 2001. He also served as Huntington Preferred's President from June 1997 to April 2001. Mr. Hoover has served as Executive Vice President and Senior Administrative Credit Officer of Huntington Bancshares Incorporated since April 1997, where he is responsible for credit policy, portfolio credit risk management, loan review, special asset management, and collateral management services. Mr. Hoover has also served as Executive Vice President, Commercial Banking Manager, for The Huntington National Bank from April 1991 to April 1997, as Senior Lender for the Bank from December 1985 to April 1991, and as Sales Team Leader and Marketing Director for the Bank from November 1981 to December 1985.

     EDWARD J. KANE. Mr. Kane has served as a Vice President and a director of Huntington Preferred since December 2001. Mr. Kane has served as Senior Vice President and Corporate Tax Director for Huntington Bancshares Incorporated since November

2001. Prior to joining Huntington Bancshares, Mr. Kane served as Vice President, Tax Planning and Tax Compliance for The CIT Group Inc., Livingston, New Jersey, from 1992 to September 2001, and in various other capacities from May 1973 to 1992.

     ROGER E. KEPHART. Mr. Kephart has served as a director of Huntington Preferred since November 2001. Mr. Kephart co-founded the law firm of Kephart & Fisher LLP in 1991, based in Columbus, Ohio. In addition to practicing law, Mr. Kephart has served as his firm's administrative partner.

     MICHAEL J. MCMENNAMIN. Mr. McMennamin has served as a director since December 2000 and as President since April 2001. He has served as Vice Chairman and Chief Financial Officer of Huntington Bancshares Incorporated since October 2000 and as President of Huntington Capital Corp. and Executive Vice President of The Huntington National Bank since June 2000. From November 1998 to February 2000, Mr. McMennamin served as Group Executive Vice President and Chief Financial Officer of Citizens Financial Corp. in Providence, Rhode Island. Prior thereto, Mr. McMennamin served as Executive Vice President and Chief Financial Officer for Bank One Corporation from May 1995 to November 1998.

     JAMES D. ROBBINS. Mr. Robbins has served as a director of Huntington Preferred since November 2001. Mr. Robbins has served as President of James D. Robbins and Co., a financial advisory and investment company, since July 2001. Prior to that time, Mr. Robbins served as managing partner of PricewaterhouseCoopers LLP (and its predecessor firm Coopers & Lybrand), Columbus market, from November 1993 until his retirement in June 2001. Mr. Robbins is a certified public accountant in the State of Ohio and the Commonwealth of Kentucky. Mr. Robbins also serves as a director of the public companies Team Mucho, Inc. and Dollar General Corp.

     PAUL V. SEBERT. Mr. Sebert has served as Vice President and a director of Huntington Preferred since April 2001. He also served as Treasurer from April 2001 to December 2001. Mr. Sebert has served as Senior Vice President of Huntington Bancshares Incorporated since May 1999 responsible for budgeting, forecasting, financial performance reporting, and tax planning. Mr. Sebert served Huntington Bancshares as Vice President from February 1997 until his promotion in May 1999. Mr. Sebert also served Huntington Bancshares as its Corporate Controller from February 1998 to October 2000, as its Assistant Controller from February 1997 to February 1998, and its Corporate Accounting Manager from June 1994 until February 1997. Prior to joining Huntington Bancshares in 1994, Mr. Sebert was a Senior Manager at the firm of Ernst & Young LLP.

     JOHN D. VAN FLEET. Mr. Van Fleet has served as a Vice President and a director of Huntington Preferred since July 2001. He has also served as Treasurer since December 2001. Mr. Van Fleet has served as Senior Vice President and Controller for The Huntington National Bank since February 1997, as Senior Vice President for Huntington Bancshares Incorporated since February 2001, and as Corporate Controller for Huntington Bancshares Incorporated since August 2001. Mr. Van Fleet previously served as Senior Vice President and Corporate Controller for Huntington Bancshares Incorporated from April 1993 until February 1997.

Corporate Governance

     Prior to the sale of Class C Preferred shares to the public in November 2001, the Board of Directors was composed of six members, all of whom were officers of companies affiliated with Huntington Preferred. The size of the Board was increased to nine in November 2001 and the three Independent Directors were elected to fill the vacancies. After the size of the Board of Directors was increased, the Board held one meeting during 2001. All actions by the Board prior thereto were taken by unanimous written consent

     In November 2001, the Board of Directors established a standing Audit Committee, the members of which are Messrs. Dutton, Kephart, and Robbins. The Audit Committee oversees the financial reporting process, the work of Huntington Preferred's auditors, and the legal, compliance, and ethics programs established by management and the Board of Directors. The Audit Committee met one time in 2001.

REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee should not be deemed filed or incorporated by reference into any other document, including Huntington Preferred's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Huntington Preferred specifically incorporates this Report by reference therein.

     The Audit Committee is comprised of Huntington Preferred's non-employee directors, Messrs. Dutton, Kephart, and Robbins, Chairman. Huntington Preferred believes that this Audit Committee satisfies the rules of the National Association of Securities Dealers, Inc. that govern audit committee composition, even though Mr. Dutton may not meet the precise definition of "independent" as that term is defined by NASD Rule 4200(a)(14). Messrs. Kephart and Robbins meet the definition of "independent" under this NASD rule. Mr. Dutton is an executive officer and partner of the Don M. Casto Organization, which is a collection of real estate assets and businesses affiliated via their common ownership. Certain of these businesses have borrowed money from The Huntington National Bank and may have made payments to the Bank that exceeded the greater of $200,000 or 5% of that business' revenues. Huntington Preferred has a participation interest in certain of these loans. These loans were on substantially the same terms, including interest rates and collateral for loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. In light of these factors and Mr. Dutton's extensive real estate industry and financial knowledge and experience, the Board of Directors has determined that it is in Huntington Preferred's best interests and the best interests of Huntington Preferred's shareholders for Mr. Dutton to serve on the Audit Committee. The Audit Committee operates pursuant to a written Charter that was adopted by the Board of Directors in November 2001. A copy of the Audit Committee Charter is included with this Information Statement as Appendix I.

     The primary responsibility of the Audit Committee is to oversee Huntington Preferred's financial reporting process and report to the full Board of Directors. In carrying out its duties, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2001, with management and Huntington Preferred's independent auditors, Ernst & Young LLP. The Audit Committee has also reviewed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of Huntington Preferred's accounting principles and such other matters required to be discussed under auditing standards generally accepted in the United States, including the Statements on Auditing Standards No. 61, as amended, Communication with Audit Committees.

     In addition, the Audit Committee has reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP its independence from Huntington Preferred.

     Based on these reviews and discussions, the Audit Committee recommended that the Board of Directors approve the audited financial statements for inclusion in Huntington Preferred's Annual Report on Form 10-K for the year 2001 for filing with the Securities and Exchange Commission.

                  AUDIT COMMITTEE
                  James D. Robbins, Chairman
                  Stephen E. Dutton
                  Roger E. Kephart

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Each Independent Director of Huntington Preferred typically receives quarterly retainer payments at an annual rate of $4,000. In addition, each Independent Director typically receives $750 for each day on which he attends a Board and/or committee meeting, and $250 for each special teleconference meeting in which he participates. Huntington Preferred does not pay any compensation to its executive officers or employees or to directors who are not Independent Directors.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     Some of the directors and executive officers of Huntington Preferred are customers of Huntington's affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Directors and executive officers of Huntington Preferred also may be affiliated with entities which are customers of Huntington's affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. Transactions with directors, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Huntington Preferred may hold a participation interest in some of these loans.

OWNERSHIP OF VOTING STOCK

     The following table sets forth, as of December 31, 2001, the number and percentage of outstanding common shares beneficially owned by all persons known by Huntington Preferred to own more than five percent of such shares.


NAME AND ADDRESS                                   SHARES OF COMMON STOCK
OF BENEFICIAL OWNER                                  BENEFICIALLY OWNED      PERCENT OF CLASS
------------------------------------------------------------------------------------------------
Huntington Preferred Capital Holdings, Inc.              13,981,333               99.87%
201 N. Illinois, Suite 1800
Indianapolis, Indiana 46204



None of Huntington Preferred's directors or executive officers owns any Huntington Preferred common shares.

     Huntington Preferred's Class A and Class B Preferred Shares are non-voting. No person is known by Huntington Preferred to own more than 5% of Huntington Preferred's Class C Preferred shares. The following table sets forth the beneficial ownership of Huntington Class C Preferred shares by each of Huntington Preferred's directors and executive officers, and by the directors and executive officers as a group as of December 31, 2001.


                                          SHARES OF CLASS C PREFERRED SHARES
NAME OF BENEFICIAL OWNER                        BENEFICIALLY OWNED(1)        PERCENT OF CLASS
------------------------------------------------------------------------------------------------
Richard A. Cheap                                        100                        .005%
Stephen E. Dutton                                        0                           --
R. Larry Hoover                                          0                           --
Edward J. Kane                                           0                           --
Roger E. Kephart                                         0                           --
Michael J. MeMennamin                                  3,000                        .150
James D. Robbins                                        905                         .045
Paul V. Sebert                                           0                           --
John D. Van Fleet                                        0                           --
Directors and Executive Officers                       4,005                        .200
     as a group (9 in group)


----------------

(1) Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. The figure for Mr. Robbins includes 305 shares owned by his immediate family.

 ---------------

     As indicated in the table below, as of December 31, 2001, all of Huntington's Class D Preferred Shares were owned by Huntington Preferred Capital Holdings, Inc.

                                          SHARES OF CLASS D PREFERRED SHARES
NAME OF BENEFICIAL OWNER                         BENEFICIALLY OWNED          PERCENT OF CLASS
------------------------------------------------------------------------------------------------
Huntington Preferred Capital Holdings, Inc.            14,000,000                  100%
201 N. Illinois, Suite 1800
Indianapolis, Indiana 46204


     As of December 31, 2001, many of the directors and executive officers owned shares of common stock of Huntington Bancshares Incorporated. These directors and executive officers owned, individually and collectively, less than 1% of the Huntington Bancshares Incorporated common stock outstanding on December 31, 2001. Huntington Preferred is an indirect subsidiary of Huntington Bancshares Incorporated.

TRANSACTIONS WITH CERTAIN BENEFICIAL OWNERS

     On May 1, 1998, The Huntington National Bank transferred a 95% participation interest in certain loans, worth approximately $2.7 billion, to Huntington Preferred Capital Holdings, Inc. in exchange for all 1,000 shares of the common stock of Holdings pursuant to the terms of the original participation agreement between the Bank and Holdings. From time to time between May 1, 1998, and February 28, 2001, the Bank transferred 95% participation interests in certain additional loans either as additional contributions to the capital of Holdings or for cash. In each case, the amount of consideration paid was equal to 95% of the outstanding principal balances of the loans subject to such participation interests at the time of the respective transfers, less an allowance for loan losses plus accrued interest. The aggregate amount of consideration paid for such participation interests during this period was approximately $16.6 billion in cash and $5.0 billion in contributions to capital.

     On March 1, 2001, the Bank sold to Holdings an additional 4% participation interest in all of the loans in which Holdings had acquired a 95% participation interest, for approximately $249.1 million in cash, which amount was equal to 4% of the aggregate outstanding principal balances of such loans and accrued interest at the time of the sale. From time to time, after March 1, 2001, the Bank transferred 99% participation interests in additional loans to Holdings for cash. The aggregate amount of cash paid for participation interests is equal to 99% of the outstanding principal balances of the loans subject to such participation interests at the time of the respective transfers, less an allowance for loan losses plus accrued interest.

     Likewise, on May 1, 1998, Holdings transferred to Huntington Preferred a 100% participation interest in all of the 95% participation interests that it received from the Bank, worth approximately $2.7 billion, in exchange for all 14,000,000 of Huntington Preferred's common shares (as adjusted for the stock split in April 2001), plus 896 of Huntington Preferred's Class A Preferred Shares, pursuant to the terms of the original subparticipation agreement. From time to time, after May 1, 1998, Holdings transferred to Huntington Preferred additional 100% participation interests in all of the participation interests that Holdings acquires in the Bank's loans for the same types and amounts of consideration, that is, either as additional capital contributions or for cash, as for the transfers of the same participation interests from the Bank to Holdings, as described in the preceding paragraph.

     On October 15, 2001, Holdings purchased 2,000,000 Class C Preferred Shares and 14,000,000 Class D Preferred Shares from Huntington Preferred. Holdings paid $25 per Class C Preferred Share, or $50 million in the aggregate, and $25 per Class D Preferred Share, or $350 million in the aggregate, in each case in the form of additional participation interests in commercial loans, including commercial real estate loans, and consumer loans not secured by real estate, such as automobile loans and equipment loans, as well as leasehold improvements. Holdings received these participation interests and leasehold improvements from the Bank as an additional contribution to the capital of Holdings. Huntington Preferred subsequently transferred all of the leasehold improvements to its wholly owned subsidiary, HPCLI, Inc. in exchange for common shares of HPCLI, Inc. Holdings, a statutory underwriter, then sold its Class C Preferred Shares through an underwriting syndicate to the public for cash consideration of $25 per share. Huntington Preferred did not receive any of Holdings' proceeds from the sale of the Class C Preferred Shares held by it.

     These participation interests are purchased by Holdings from the Bank and by Huntington Preferred from Holdings shortly after the underlying loans are originated, except for the initial transaction that occurred on May 1, 1998, and the transaction involving the issuance of the Class C and D Preferred Shares. As stated above, in each case the consideration paid for the participation interests which Huntington Preferred purchases is equal to a specific percentage of the outstanding principal balance (which is equal to the Bank's and Holding's carrying values) at the time of the respective purchase and, accordingly, Huntington Preferred believes that the purchase price approximated fair market value. The parties to these transactions, however, are all affiliated and, thus, the transactions were not the result of arms-length negotiations. Huntington Preferred did not obtain third party valuations. Accordingly, it cannot be assured that such transactions were on terms as favorable to Huntington Preferred as those that could have been obtained from unaffiliated third parties.

     The Bank services the loans underlying the participation agreement between the Bank and Holdings and the subparticipation agreement between Holdings and Huntington Preferred. The Bank was paid servicing fees by Huntington Preferred, through Holdings, of $8,294,000 for the year ended December 31, 2001. For 2001, the annual servicing fee with respect to the commercial mortgage, commercial, and consumer loans underlying Huntington Preferred's participation interests is equal to the outstanding principal balance of each loan multiplied by a fee of ..125% and the annual servicing fee with respect to residential mortgages is equal to .282% of the interest income collected.

     Huntington Bancshares and the Bank provide to Huntington Preferred personnel to handle day-to-day operations of Huntington Preferred such as accounting, financial analysis, tax reporting, and other administrative functions which are not directly related to servicing the loans. On a monthly basis, Huntington Preferred reimburses Huntington Bancshares and the Bank for the cost related to the time spent by employees for performing these functions. The personnel costs were $162,000 for the year ended December 31, 2001.
     In addition, Huntington Preferred maintains and transacts all of its cash activity through a non-interest bearing demand deposit account with the Bank. Huntington Preferred also invests available funds in Eurodollar deposits with the Bank for a term of not more than 30 days. As of December 31, 2001, there were no deposits with the Bank in a non-interest bearing account and $364,912,000 was on deposit with the Bank in an interest bearing account.

     The Bank is eligible to obtain advances from various federal agencies, such as the Federal Home Loan Bank of Cincinnati (FHLBC). Huntington Preferred may from time to time be asked to act as co-borrower or guarantee the Bank's obligations under such advances and/or pledge all or a portion of its assets in connection with those advances. Any such borrowing, guarantee, or pledge would rank senior to Huntington Preferred's securities upon liquidation. Accordingly, any governmental agencies that make advances to the Bank where Huntington Preferred has acted as co-borrower or guarantor or has pledged its assets as collateral will have a preference over the holders of its common and preferred shares. These holders would receive their liquidation preference only to the extent there are assets available after satisfaction of Huntington Preferred's obligations. The Bank is currently eligible to obtain one or more advances from the FHLBC up to $1.258 billion (increased from $800 million at December 31, 2001). Currently, the only amount outstanding is an obligation to reimburse the FHLBC for any draws on a letter of credit for $10 million that was issued by the FHLBC and is outstanding. Huntington Preferred currently has identified $700 million worth of eligible mortgage collateral pledged as security for advances from the FHLBC. Huntington Preferred expects that no more than 25% of its assets will be pledged for these advances at any one time. An agreement setting forth Huntington Preferred's obligations to pledge assets for these advances was approved by the Board of Directors. Any borrowing, guarantee and/or pledge in connection with the Bank's advances from federal agencies will fall within the definition of Indebtedness (as defined in Huntington Preferred's articles of incorporation); however, it and all other future Indebtedness relating to the FHLBC will be deemed to be Permitted Indebtedness (as defined in Huntington Preferred's articles of incorporation) and Huntington Preferred will not need to obtain the consent of its shareholders for any such borrowing, guarantee, and/or pledge.

     On December 31, 2001, in anticipation of the sale of the Florida operations of Huntington Bancshares to SunTrust Banks, Inc., which closed on February 15, 2002, Huntington Preferred completed a distribution of cash and participation interests in Florida-related loans to its common shareholders, Huntington Preferred Capital Holdings, Inc. and Huntington Bancshares. This distribution approximated $1.273 billion. The net book value of participation interests in loans which were included in the sale to SunTrust, including the related accrued interest and allowance for loan losses, represented approximately 17% of Huntington Preferred's total assets at December 31, 2001 immediately prior to the distribution.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Huntington Preferred's officers, directors, and persons who are beneficial owners of more than ten percent of Huntington Preferred's Class C Preferred Shares to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish Huntington Preferred with copies of all Section 16(a) forms filed by them. Based on its review of the copies of
Section 16(a) forms received by it, and on written representations from reporting persons concerning the necessity of filing a Form 5-Annual Statement of Changes in Beneficial Ownership, Huntington Preferred believes that, during 2001, all filing requirements applicable for reporting persons were met.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

     At the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP, independent auditors, as auditors for Huntington Preferred for the year 2002. Although not required, the Board of Directors is submitting its selection to the shareholders for ratification. Ernst & Young LLP has served as the independent auditor for Huntington Preferred's affiliated companies since 1966. The Audit Committee and the Board of Directors believe that the reappointment of Ernst & Young LLP for the year 2002 is appropriate because of the firm's reputation, qualifications, and experience. Representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Board of Directors will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the shareholders.

Audit Fees

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Huntington Preferred's annual financial statements for the fiscal year ended December 31, 2001, and the review of the financial statements included in Huntington Preferred's Form 10-Q for the third quarter of 2001 were $30,000.

All Other Fees

     The aggregate fees billed by Ernst & Young LLP for services rendered for Huntington Preferred for the fiscal year ended December 31, 2001, other than for the services described under "Audit Fees", were audit related fees of $150,000. Audit related fees for 2001 included the following services in connection with the registration of Huntington Preferred's Class C Preferred Shares: audits of prior year's financial statements, audit of The Huntington National Bank's financial statements, comfort letter procedures, and consents. None of these fees were for financial information systems design and implementation. Ernst & Young LLP are also the auditors for Huntington Bancshares Incorporated. The fees paid by Huntington Bancshares Incorporated for services rendered to it by Ernst & Young LLP during 2001 are described in Huntington Bancshares Incorporated's Proxy Statement, and include the fees paid by Huntington Preferred described above.

     The Audit Committee has considered whether the provision of services by Ernst & Young LLP, other than services described under "Audit Fees", is compatible with maintaining Ernst & Young LLP's independence.

                                   APPENDIX I

                       HUNTINGTON PREFERRED CAPITAL, INC.,
                             A NASDAQ LISTED COMPANY

                             AUDIT COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The committee shall be appointed by the Board of Directors and shall comprise at least three directors. Except as provided below, each member of the committee shall be independent. Members of the committee shall be considered independent if, in the opinion of the Board of Directors, they have no relationship that may materially interfere with the exercise of their independent judgment in carrying out the responsibilities of a director, as further set forth in the applicable rules. Consistent with the applicable rules, one member of the audit committee need be not "independent" so long as that member is (1) not a current employee of the Company, (2) not an immediate family member of a current employee of the Company, and (3) the Board of Directors determines that membership on the audit committee by the individual is required by the best interests of the Company and its shareholders and the reason for this determination and the nature of the relationship between the Company and the individual is disclosed in the Company's next annual proxy statement. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have finance, accounting or related financial management experience or background, as required by the applicable rules.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the Board of Directors in overseeing the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. The committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the committee's policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the audit committee in carrying out the oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement or alter them as appropriate.

     [ ] The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the audit committee, as representatives of the Company's shareholders. The committee shall have the authority and responsibility to evaluate and, where appropriate, recommend to the Board the replacement of the independent auditors. The committee shall ensure that it has received, and shall discuss with the independent auditors their independence from management and the Company and the matters included in, the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' ratification.

     [ ] The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

     [ ] The committee shall review the interim financial statements prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     [ ] The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

Dated: November 2, 2001